EXHIBIT 10.2

Big Lots, Inc. Non-Employee Director Compensation Package
Effective May 2008

Annual Retainer	$45,000

Annual Committee Chair Retainer – Audit Committee	$15,000

Annual Committee Chair Retainer – Compensation Committee and Nominating/Corporate Governance Committee	$10,000

Board Meeting Fee	$1,500

Committee Meeting Fee	$1,250

Telephonic Meeting Fee – All Types	$500

Annual Charitable Donation to Organization Nominated by Director	$10,000

Grant Date Fair Value of Big Lots, Inc. Common Shares Underlying Annual Grant of Restricted Stock Award[1]	$75,000

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1 Equity awards are granted pursuant to the Big Lots 2005 Long-Term Incentive Plan.